EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-02418, 333-40106, 333-62134, 333-121303, 333-123042 and 333-129132 on Form S-8 and Registration Statement Nos. 333-123821 and 333-12865 on Form S-3 of our report dated March 30, 2005, relating to the consolidated financial statements and financial statement schedule of Smith Micro Software, Inc. as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Costa Mesa, California
March 31, 2006